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                                                                     Exhibit 5.2


                                                                      John Sharp
                                                       Direct Dial: 248.205.2747
                                                      Email: jsharp@stroblpc.com



                                 March 27, 2008

Asia Automotive Acquisition Corporation
199 Pierce St., Ste. 202
Birmingham, Michigan 48009

Ladies and Gentlemen:

         We have acted as counsel to Asia Automotive Acquisition Corporation, a Delaware corporation ("AAAC"), and its wholly owned subsidiary, Tongxin International, Ltd., a British Virgin Islands company ("TI"), in connection with
(i) the transactions described in the Stock Purchase Agreement (the "Stock Purchase Agreement") entered into by and among AAAC, TI and Hunan Tongxin Enterprises Co. Ltd, a corporation organized under the laws of the People's Republic of China, ("HT") and (ii) the proposed merger of AAAC with and into TI (the "Redomestication Merger"), pursuant to the Plan of Merger by and between AAAC and TI ("Merger Agreement").

         AAAC and TI are filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock and warrants of TI to be issued to AAAC stockholders pursuant to the Merger Agreement. If the Redomestication Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then AAAC will merge with and into TI, the separate corporate existence of AAAC will cease and TI will continue as the surviving corporation.

         We have reviewed the opinion of Maples and Calder relating dated March 27, 2008 relating to the Warrants of TI. In particular, we have reviewed Paragraph 4.5 of that opinion. We concur in the conclusions reached. After the closing of the business combination, we are of the opinion that the Warrants will be governed by the laws of the State of New York; that the warrant agreement will consist of the warrants issued by TI, the surviving entity, or the warrants issued by AAAC which will be binding on TI as the surviving entity after the business combination, and that the Warrants will be the legal and binding obligation of TI under the contract law of New York following the business combination.

         We consent to the use of our name in the Registration Statement and the Prospectus constituting a part of the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/STROBL & SHARP, P.C.